Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Third Quarter 2026 Financial Results
•Total revenue of $893.5 million increased 14.2% over the prior year quarter
•Net income of $106.5 million increased 4.0% over the prior year quarter
•Diluted EPS of $0.46 increased 2.2% over the prior year quarter
•Adjusted net income of $115.9 million increased 24.6% over the prior year quarter
•Adjusted EBITDA of $256.3 million increased 16.5% over the prior year quarter
•Adjusted diluted EPS of $0.51 increased 24.4% over the prior year quarter
•Raised 2026 outlook
CHANHASSEN, Minn. (October 29, 2026) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal third quarter ended September 30, 2026.
Bahram Akradi, Founder, Chairman and CEO, stated: “Our third quarter results reflect our continued delivery of exceptional member experiences and the strength of our brand. Member engagement continues to rise and our in-center businesses are performing very well, resulting in higher revenue per membership. We are on track to open all 14 new clubs planned for this year, and nearly all of our clubs planned for 2027 are already under construction. With our low leverage, strong cash flow and robust real estate pipeline, we are well positioned for long-term growth.”
Financial Summary

	Three Months Ended			Nine Months Ended
($ in millions, except for Average center revenue per center membership data)	September 30,			September 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Total revenue	$893.5	$782.6	14.2%	$2,548.2	$2,250.2	13.2%
Center operations expenses	$474.5	$414.3	14.5%	$1,335.0	$1,189.2	12.3%
Rent	$96.1	$87.5	9.8%	$280.3	$251.9	11.3%
General, administrative and marketing expenses (1)	$65.8	$59.8	10.0%	$191.4	$179.4	6.7%
Net income	$106.5	$102.4	4.0%	$295.9	$250.7	18.0%
Adjusted net income	$115.9	$93.0	24.6%	$321.9	$251.2	28.1%
Adjusted EBITDA	$256.3	$220.0	16.5%	$729.4	$622.6	17.2%
Comparable center revenue (2)	8.7%	10.6%		8.8%	11.5%
Center memberships, end of period	858,747	840,622	2.2%	858,747	840,622	2.2%
Average center revenue per center membership	$1,016	$907	12.0%	$2,914	$2,638	10.5%
(1)    The three months ended September 30, 2026 and 2025 included non-cash share-based compensation expense of $13.9 million and $14.9 million, respectively. The nine months ended September 30, 2026 and 2025 included non-cash share-based compensation expense of $36.9 million and $39.4 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Third Quarter 2026 Information
•Revenue increased 14.2% to $893.5 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues including from improved membership mix, membership growth in our new and ramping centers and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 858,747 increased by 18,125, or 2.2%, when compared to September 30, 2025, due to continued improvement in membership mix, including an approximately 21,500 reduction in qualified memberships administered through medical insurance providers, which have significantly lower average dues, and decreased by 1,294, or (0.2%), from June 30, 2026, consistent with seasonality expectations.

•Total subscriptions, which include center memberships and on-hold memberships, of 908,454 increased 1.9% compared to September 30, 2025.
•Center operations expenses increased 14.5% to $474.5 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 10.0% to $65.8 million primarily due to increases in incentive and benefit-related expenses and marketing costs.
•Net income increased 4.0% to $106.5 million primarily due to business performance, as well as a tax-effected net gain of $2.3 million on a sale-leaseback transaction. Net income in the prior year period included tax-effected net cash proceeds of $16.2 million received from employee retention credits under the CARES Act, and a tax-effected net gain of $5.7 million on a sale-leaseback transaction.
•Adjusted net income increased 24.6% to $115.9 million and Adjusted EBITDA increased 16.5% to $256.3 million as we experienced greater flow through of our increased revenue.
Nine-Month 2026 Information
•Revenue increased 13.2% to $2,548.2 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues including from improved membership mix, membership growth in our new and ramping centers and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center operations expenses increased 12.3% to $1,335.0 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 6.7% to $191.4 million primarily due to increases in incentive and benefit-related expenses, increases in center support overhead to enhance and broaden our member services and experiences and increased marketing costs.
•Net income increased 18.0% to $295.9 million primarily due to business performance, as well as tax-effected net gains of $3.8 million on sale-leaseback transactions and tax-effected net cash proceeds of $3.7 million received in partial satisfaction of legal claims. Net income in the prior year period included tax-effected net cash proceeds of $27.2 million received from employee retention credits under the CARES Act and $12.6 million of income tax benefits due to a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025, partially offset by a tax-effected net loss of $3.8 million on sale-leaseback transactions.
•Adjusted net income increased 28.1% to $321.9 million and Adjusted EBITDA increased 17.2% to $729.4 million as we experienced greater flow through of our increased revenue.
New Center Openings
•We opened one new center during the third quarter of 2026.
•As of September 30, 2026, we operated a total of 196 centers.
Cash Flow Highlights
•Net cash provided by operating activities for the nine months ended September 30, 2026 was $670.5 million, an increase of 6.3% compared to the prior year period. The prior year period included certain non-recurring items, primarily related to tax-effected net cash proceeds of $27.2 million received from employee retention credits under the CARES Act.
•We completed one sale-leaseback transaction for one property and net proceeds of $62.3 million during the three months ended September 30, 2026. For the nine months ended September 30, 2026, we have completed three sale-leaseback transactions for six properties and total net proceeds of $262.5 million.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Nine Months Ended
($ in millions)	September 30,			September 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Growth capital expenditures (1)	$216.5	$156.0	38.8%	$611.8	$416.4	46.9%
Maintenance capital expenditures (2)	$35.5	$27.8	27.7%	$107.6	$93.2	15.5%
Modernization and technology capital expenditures (3)	$36.7	$38.7	(5.2)%	$92.6	$77.4	19.6%
Total capital expenditures	$288.7	$222.5	29.8%	$812.0	$587.0	38.3%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.

(2)    Consist of capital expenditures required to maintain the operating condition of our existing centers.
(3)    Consist of capital expenditures related to updates and enhancements to our existing centers, technology investments, and corporate infrastructure.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 1.3 times as of September 30, 2026, from 1.6 times as of September 30, 2025.
•As of September 30, 2026, our total available liquidity was $919.1 million, which included $632.9 million of availability on our $650.0 million revolving credit facility and $286.2 million of cash and cash equivalents. At September 30, 2026, there were no outstanding borrowings under our revolving credit facility and there were $17.1 million of outstanding letters of credit.
2026 Outlook
Full-Year 2026 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2026
	December 31, 2026	December 31, 2025	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	July 30, 2026)
Total revenue	$3,380 – $3,390	$2,995.3	13.0%	$3,350 – $3,375
Rent	$378 – $382	$339.2	12.0%	$378 – $384
Net Income	$358 – $360	$373.7	(3.9)%	$358 – $363
Adjusted net income	$408 – $412	$325.5	26.0%	$394 – $402
Adjusted EBITDA	$958 – $962	$825.2	16.3%	$940 – $955
The Company is reiterating the following expectations for fiscal 2026 as outlined in its second quarter 2026 results announced on July 30, 2026:
•Open 14 new clubs, most of which will be large-format, ground-up construction clubs. We expect the total square footage of our 2026 class of clubs to be approximately 1.3 million square feet, nearly double the square footage of each of our 2024 class and 2025 class of clubs. We have opened seven new clubs as of September 30, 2026, and we opened one additional new club in October 2026. We expect to open the remaining six in the fourth quarter of 2026.
•Complete approximately $135 million in additional sale-leaseback transactions during the fourth quarter of 2026 for a total of approximately $400 million during the fiscal year.
•Maintenance capital expenditures of $140 million to $150 million, modernization and technology capital expenditures of $140 million to $150 million, and growth capital expenditures of $885 million to $910 million.
•Provision for income tax rate estimate of 27%.
•Manage our net debt to Adjusted EBITDA leverage ratio to maintain at or below 2.00 times.
The Company is also updating the following operational and financial expectations for fiscal 2026:
•Comparable center revenue growth of 8.5% to 8.7%, which includes our ramping and mature centers, increased from 7.9% to 8.3%.
•Interest expense, net of interest income, of approximately $59 million to $62 million, and net of $27 million to $29 million of capitalized interest expense related to construction in progress, tightened from $59 million to $63 million and lowered from $28 million to $30 million, respectively.
•Rent to include non-cash rent expense of $33 million to $35 million, tightened from $32 million to $35 million.
•Cash income tax expense of $82 million to $83 million, decreased from $103 million to $105 million primarily due to higher projected tax depreciation, a net operating loss deduction carryforward from 2025, and a larger 2025 federal overpayment applied to 2026 than expected.
•Full year net income to include the impact of net losses associated with sale-leaseback transactions.
•Year-end weighted-average diluted common shares outstanding of approximately 228 million to 229 million, not including any incremental impact that may occur as a result of our $500 million share buyback program, tightened from 227 million to 229 million.
Conference Call Details
A conference call to discuss our third quarter financial results is scheduled for today:
•Date: Thursday, October 29, 2026
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 3Q 2026 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.

Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through November 12, 2026:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1376 2982
Earnings Supplement Presentation
The Company has made available supplemental material regarding its revenue growth strategy and memberships on its investor relations website at https://ir.lifetime.life.
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About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its more than 195 athletic country clubs across the U.S. and Canada, the complementary and comprehensive Life Time app featuring its L•AI•C™ AI-powered health companion, and more than 25 iconic athletic events. Serving people ages 90 days to 90+ years, the Life Time ecosystem uniquely delivers healthy living, healthy aging, and healthy entertainment experiences, a range of unique healthy way of life programs, highly trusted LTH nutritional supplements and more. Recognized as a Great Place to Work®, the Company is committed to upholding an exceptional culture for its over 46,000 team members.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.

The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2026, growth, strength of its balance sheet, net debt and leverage, capital expenditures, interest expense, consumer demand, industry and economic trends, member engagement and mix, tax rates and expense, rent expense, expected number of diluted common shares outstanding, expected number, size and timing of new center openings, successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof) and the timing, amount and price of any share repurchase. These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and the growth of our business including the competitive and economic environment, risks relating to our brand, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2026 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Center revenue	$871,127	$760,897	$2,476,095	$2,182,416
Other revenue	22,397	21,752	72,125	67,743
Total revenue	893,524	782,649	2,548,220	2,250,159
Operating expenses:
Center operations	474,518	414,328	1,334,954	1,189,240
Rent	96,099	87,511	280,329	251,866
General, administrative and marketing	65,752	59,840	191,411	179,361
Depreciation and amortization	85,013	75,094	249,058	219,001
Other operating expense	14,137	10,231	49,920	58,927
Total operating expenses	735,519	647,004	2,105,672	1,898,395
Income from operations	158,005	135,645	442,548	351,764
Other income (expense):
Interest expense, net of interest income	(14,694)	(18,440)	(47,797)	(65,331)
Equity in earnings (loss) of affiliates	578	149	(1,999)	170
Other income	—	21,994	4,937	34,867
Total other (expense) income	(14,116)	3,703	(44,859)	(30,294)
Income before income taxes	143,889	139,348	397,689	321,470
Provision for income taxes	37,396	36,921	101,740	70,799
Net income	$106,493	$102,427	$295,949	$250,671

Income per common share:
Basic	$0.48	$0.47	$1.33	$1.15
Diluted	$0.46	$0.45	$1.30	$1.11
Weighted-average common shares outstanding:
Basic	224,056	220,063	222,853	217,132
Diluted	229,055	226,007	227,956	225,075

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$286,211	$204,807
Restricted cash and cash equivalents	28,049	27,362
Accounts receivable, net	25,827	24,092
Center operating supplies and inventories	62,490	67,618
Prepaid expenses and other current assets	79,283	61,881
Income tax receivable	11,079	—
Total current assets	492,939	385,760
Property and equipment, net	3,955,367	3,633,229
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,634,812	2,479,804
Intangible assets, net	180,406	180,810
Other assets	97,541	92,989
Total assets	$8,596,424	$8,007,951
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,221	$90,249
Construction accounts payable	171,178	143,545
Deferred revenue	60,619	60,309
Accrued expenses and other current liabilities	228,829	214,351
Current maturities of debt	29,735	21,848
Current maturities of operating lease liabilities	85,041	79,208
Total current liabilities	678,623	609,510
Long-term debt, net of current portion	1,462,398	1,485,939
Operating lease liabilities, net of current portion	2,723,395	2,555,513
Deferred income taxes, net	222,772	172,217
Other liabilities	57,540	58,561
Total liabilities	5,144,728	4,881,740
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 224,535 and 221,077 shares issued and outstanding, respectively	2,245	2,211
Additional paid-in capital	3,200,858	3,183,032
Retained earnings (accumulated deficit)	249,047	(46,902)
Accumulated other comprehensive loss	(454)	(12,130)
Total stockholders’ equity	3,451,696	3,126,211
Total liabilities and stockholders’ equity	$8,596,424	$8,007,951

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$295,949	$250,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249,058	219,001
Deferred income taxes	45,440	60,918
Share-based compensation	41,733	45,179
Non-cash rent expense	23,475	28,876
Impairment charges associated with long-lived assets	282	1,293
(Gain) loss on disposal of property and equipment, net	(4,062)	4,953
Amortization of debt discounts and issuance costs	2,805	2,729
Changes in operating assets and liabilities	26,288	18,576
Other	(10,497)	(1,530)
Net cash provided by operating activities	670,471	630,666
Cash flows from investing activities:
Capital expenditures	(812,033)	(586,980)
Proceeds from sale-leaseback transactions	262,479	172,683
Other	5,873	(21,786)
Net cash used in investing activities	(543,681)	(436,083)
Cash flows from financing activities:
Repayments of debt	(17,177)	(14,292)
Proceeds from revolving credit facility	—	220,000
Repayments of revolving credit facility	—	(230,000)
Repayments of finance lease liabilities	(1,283)	(1,604)
Proceeds from financing obligations	—	10,300
Payments of debt discounts and issuance costs	(600)	(628)
Proceeds from stock option exercises	63,019	37,616
Common stock share repurchases	(73,392)	—
Proceeds from issuances of common stock in connection with the employee stock purchase plan	2,303	1,875
Employee tax withholding associated with net share-settled share-based awards	(17,308)	(4,334)
Other	(11)	(7)
Net cash (used in) provided by financing activities	(44,449)	18,926
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(250)	51
Increase in cash and cash equivalents and restricted cash and cash equivalents	82,091	213,560
Cash and cash equivalents and restricted cash and cash equivalents – beginning of period	232,169	27,878
Cash and cash equivalents and restricted cash and cash equivalents – end of period	$314,260	$241,438

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Membership Data
Center memberships	858,747	840,622	858,747	840,622
On-hold memberships	49,707	50,603	49,707	50,603
Total memberships	908,454	891,225	908,454	891,225

Revenue Data
Membership dues and enrollment fees	71.4%	71.9%	71.9%	72.2%
In-center revenue	28.6%	28.1%	28.1%	27.8%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$622,101	$547,306	$1,780,799	$1,576,268
In-center revenue	249,026	213,591	695,296	606,148
Total Center revenue	$871,127	$760,897	$2,476,095	$2,182,416

Average Center revenue per center membership (1)	$1,016	$907	$2,914	$2,638
Comparable center revenue (2)	8.7%	10.6%	8.8%	11.5%

Center Data
Net new center openings (3)	1	1	7	6
Total centers (end of period) (3)	196	185	196	185
Total center square footage (end of period) (4)	18,900,000	18,100,000	18,900,000	18,100,000

GAAP and Non-GAAP Financial Measures
Net income	$106,493	$102,427	$295,949	$250,671
Net income margin (5)	11.9%	13.1%	11.6%	11.1%
Adjusted net income (6)	$115,865	$92,992	$321,922	$251,168
Adjusted net income margin (6)	13.0%	11.9%	12.6%	11.2%
Adjusted EBITDA (7)	$256,259	$220,046	$729,446	$622,611
Adjusted EBITDA margin (7)	28.7%	28.1%	28.6%	27.7%
Center operations expense	$474,518	$414,328	$1,334,954	$1,189,240
Pre-opening expenses (8)	$2,907	$1,050	$7,030	$3,489
Rent	$96,099	$87,511	$280,329	$251,866
Non-cash rent expense (open properties) (9)	$12,846	$10,216	$23,475	$18,275
Non-cash rent expense (properties under development) (9)	$—	$5,597	$—	$10,601
Net cash provided by operating activities	$262,120	$251,112	$670,471	$630,666
Free cash flow (10)	$35,651	$62,530	$120,917	$216,369
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended September 30, 2026, we opened one center.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except per share data)	2026	2025	2026	2025
Net income	$106,493	$102,427	$295,949	$250,671
Share-based compensation expense (a)	15,774	16,891	41,733	45,179
(Gain) loss on sale-leaseback transactions (b)	(3,049)	(7,732)	(5,084)	4,764
Capital transaction costs (c)	—	—	—	1,531
Legal settlements (d)	4	—	(4,863)	94
Employee retention credits (e)	—	(21,994)	—	(34,867)
Other (f)	(66)	(1)	3,116	108
Taxes (g)	(3,291)	3,401	(8,929)	(16,312)
Adjusted net income	$115,865	$92,992	$321,922	$251,168

Income per common share:
Basic	$0.48	$0.47	$1.33	$1.15
Diluted	$0.46	$0.45	$1.30	$1.11
Adjusted income per common share:
Basic	$0.52	$0.42	$1.44	$1.16
Diluted	$0.51	$0.41	$1.41	$1.12
Weighted-average common shares outstanding:
Basic	224,056	220,063	222,853	217,132
Diluted	229,055	226,007	227,956	225,075
(a)    Share-based compensation expense recognized during the three and nine months ended September 30, 2026 was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”) and liability-classified awards related to our 2026 short-term incentive plan. Share-based compensation expense recognized during the three and nine months ended September 30, 2025 was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2025 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(d)    We adjust for the impact of unusual legal settlements or judgments as these costs and proceeds are non-recurring in nature and do not reflect costs or proceeds associated with our normal ongoing operations. Nearly all of the adjustment for the nine months ended September 30, 2026 is the recognition of settlement proceeds from Zurich for the remaining occurrences of jurisdictions that issued closure orders affecting our club operations in 2020 during the COVID-19 pandemic. These proceeds were offset by legal-related expenses in pursuit of our claim against Zurich of $0.1 million and $0.1 million for the nine months ended September 30, 2026 and 2025, respectively.
(e)    Represents refundable payroll tax credits for employee retention under the CARES Act.
(f)    Includes (i) a $(0.3) million favorable revision to previously estimated closing costs and a $2.6 million loss associated with the sale of assets in a non-club joint venture for the three and nine months ended September 30, 2026, respectively, and (ii) other immaterial transactions or items that are unusual or non-recurring in nature of $0.2 million for the three months ended September 30, 2026, and $0.5 million and $0.1 million for the nine months ended September 30, 2026 and 2025, respectively.
(g)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods. We updated the Taxes amount used to arrive at Adjusted net income for the nine months ended September 30, 2025 to include $12.6 million in income tax benefits resulting from a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025. This change did not impact our condensed consolidated financial statements prepared in accordance with GAAP, but it did decrease our non-GAAP Adjusted net income and Adjusted income per common share for the nine months ended September 30, 2025.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2026	2025	2026	2025
Net income	$106,493	$102,427	$295,949	$250,671
Interest expense, net of interest income	14,694	18,440	47,797	65,331
Provision for income taxes	37,396	36,921	101,740	70,799
Depreciation and amortization	85,013	75,094	249,058	219,001
Share-based compensation expense (a)	15,774	16,891	41,733	45,179
(Gain) loss on sale-leaseback transactions (b)	(3,049)	(7,732)	(5,084)	4,764
Capital transaction costs (c)	—	—	—	1,531
Legal settlements (d)	4	—	(4,863)	94
Employee retention credits (e)	—	(21,994)	—	(34,867)
Other (f)	(66)	(1)	3,116	108
Adjusted EBITDA	$256,259	$220,046	$729,446	$622,611
(a) – (f)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)     Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.

The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$262,120	$251,112	$670,471	$630,666
Capital expenditures, net of construction reimbursements	(288,757)	(222,494)	(812,033)	(586,980)
Proceeds from sale-leaseback transactions	62,288	33,912	262,479	172,683
Free cash flow	$35,651	$62,530	$120,917	$216,369

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2026	September 30, 2025
Net income	$418,949	$287,834
Interest expense, net of interest income	64,729	102,343
Provision for income taxes	150,773	83,382
Depreciation and amortization	326,402	288,614
Share-based compensation expense	48,304	65,763
(Gain) loss on sale-leaseback transactions	(22,633)	4,766
Capital transaction costs	—	1,531
Legal settlements	(43,586)	101
Asset impairments	5,791	—
Employee retention credits	(19,705)	(34,867)
Other	2,986	108
Adjusted EBITDA	$932,010	$799,575
Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2026	September 30, 2025
Current maturities of debt	$29,735	$22,965
Long-term debt, net of current portion	1,462,398	1,489,908
Total Debt	$1,492,133	$1,512,873
Less: Fair value adjustment	15	169
Less: Unamortized debt discounts and issuance costs	(15,937)	(18,317)
Less: Cash and cash equivalents	286,211	218,897
Net Debt	$1,221,844	$1,312,124
Trailing twelve-month Adjusted EBITDA	932,010	799,575
Net Debt Leverage Ratio	1.3x	1.6x

Reconciliation of Net Income to Adjusted Net Income Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$358 – $360
Share-based compensation expense	54 – 56
Loss on sale-leaseback transactions	17 – 17
Other	(2) – (2)
Taxes	(19) – (19)
Adjusted net income	$408 – $412
Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$358 – $360
Interest expense, net of interest income	62 – 59
Provision for income taxes	132 – 133
Depreciation and amortization	337 – 339
Share-based compensation expense	54 – 56
Loss on sale-leaseback transactions	17 – 17
Other	(2) – (2)
Adjusted EBITDA	$958 – $962